Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement ("Agreement") is made effective the 9th day of June 2017 between John Wiley and Sons, Inc. or its subsidiaries as applicable, (the "Company") and you, Mark Allin.  When signed by you, this Agreement will confirm the terms of your separation from Wiley due to a termination without cause and will constitute a release of all claims. Subject to all of the terms of this Agreement, you will receive the following separation package.

1.	Last day of Active Employment: Your last day of active employment as President and CEO will be May 8, 2017 and your last day in the office will be May 31, 2017.

2.
Severance: Subject to the terms of this Agreement, you will receive severance equal to twenty-four (24) months of your current base salary, or $1,560,000, payable in a lump sum after the expiration of the revocation period set forth in paragraph 20 below.

3.
Consulting Agreement:  Following the execution of this Agreement, you will provide, as Senior Advisor, up to eight (8) hours per week advisory services to the Interim CEO for the period June 2017 through August 2017.  You will be paid $429,000 for undertaking this role, payable as a lump sum in September 2017. You will not be eligible for benefits (except statutory, as required) or incentive during this period; but all of your travel (as requested by the Interim CEO) and other reasonable costs will be reimbursed.

4.
Incentive Payment: You will be eligible to receive an incentive payment in July 2017 under and in accordance with the FY'17 Wiley Executive Annual Incentive Plan (the "Plan").  The Strategic Milestones portion will be paid at the target level.  You will be notified of the amount of such incentive payment in June 2017.  The terms and conditions of the Plan shall apply to such payment.

5.	Equity Awards: You are considered retiree-eligible for purposes of your outstanding equity awards, as follows:
•	Stock options will continue to vest per the terms of the grant agreements, and are fully exercisable, once vested, during the 10-year term of the option.
•	Restricted share units will continue to vest per the terms of the grant agreements, and will not be subject to the two-year limitation on vesting.
•	Earned but unvested restricted performance share units from June 2013 will vest and are payable in the 7th month following your termination of employment, consistent with IRC Section 409A.
•	Prorated participation in all active performance share unit cycles (FY16-18 and FY17-19), with payout based on actual performance at the end of the cycles.
•	The unvested portion of your June 2015 restricted share grant (7500 shares), which was made upon your promotion to CEO, will vest on June 1, 2017.

See the attached schedule for details.

Your UBS One Source account will remain active following your termination date.  You should ensure that UBS has a personal email address for you by contacting the UBS call center at (866) 592-7678, or by signing onto your One Source account at https://www.ubs.com/onesource/jwa.

6.
Professional Services:  The Company will cover legal fees in connection with this agreement; PwC tax preparation; and Ayco consulting services, up to $150,000 per year, for a two-year period following your separation from service.  Such expenses will be submitted for reimbursement and payable in the same year the expenses are incurred.  These can be directly reimbursed to the service provider.

7.
Relocation:  The Company will cover shipment of your household goods and your family's air travel from the US to the UK. Such expenses will be submitted for reimbursement and payable in the same year the expenses are incurred.  These can be directly reimbursed to the service provider.

8.
Lease:  The Company will assume responsibility for the lease and expenses related to your New York City apartment, which will be available to you during your advisory services term (see paragraph 3) and otherwise to other traveling Wiley executives.  This term will cover June through August 2017 and will be paid in lump sum.

9.
Confidentiality: You again acknowledge that during the course of employment with Wiley, you were privy to certain confidential information which was communicated to you verbally or in writing, relating to Wiley, its businesses, its strategies, its financial planning, its customers, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, hardware designs, schematics, designs, contracts, customer lists, financial information, sales and marketing plans, business plans and information, products, current and potential business partners, customers or other third parties (collectively, "Third Parties"), or other information which is not known to the public, and which may include material developed by you in the course of your employment. You again acknowledge that all such information is and shall be deemed to be "Confidential Information" belonging to Wiley or Third Parties. You agree to protect such Confidential Information from disclosure with the same degree of care that you normally use to protect your own confidential information, but not less than reasonable care, shall not divulge any such Confidential Information to anyone and shall not make use of the same without prior written consent of Wiley. All Confidential Information is and shall remain the property of Wiley (or the applicable Third Party), and you have and shall not acquire any rights therein.

10.
Taxes: All withholding taxes and other payroll taxes will be deducted from all payments due you under this Agreement.  Any and all taxes that may be due by you as a result of payments made to you hereunder shall be your responsibility.

11.
Health, Life, AD&D and Disability Insurance Benefits: Your group benefits coverage will cease May 31, 2017.  Wiley will pay 24 months of comparable coverage you received under the Company's Group Health Plan, LTD Plan, and Group Life and Accidental Death and Dismemberment Insurance, to the extent comparable coverage is not provided by any new employer. If such coverage cannot be provided on a tax-advantaged basis or would be at unreasonable cost for the Company, the Company will make a lump-sum payment to you, such that your after-tax cost of coverage will be no greater than the cost for such coverage to a similarly-situated active employee.

12.
Employee Savings Plan: For details regarding your account balance, investment choices and distribution options, please go to www.vanguard.com or call a Vanguard Participant Services Associate at 1-800-523-1188.  You may defer distribution until age 70-1/2.

13.
Supplemental Executive Retirement Plan:  Under the terms of the Supplemental Executive Retirement Plan, you will commence your benefit after the termination of your employment.  The SERP benefit is subject to a six month delay.  Donna Preolo, Wiley's Senior Rewards Manager, will provide you with documentation.

14.
Deferred Compensation Plan:  Under the terms of the Deferred Compensation Plan your termination will be considered Retirement.  For details on the timing of distributions of your account, please contact Donna Preolo at 201-748-8709 or dpreolo@wiley.com.

15.	UK Approved Scheme: Scottish Widows is preparing a statement of your benefit and it will be forwarded to you under separate cover.

16.
Company Property: You are responsible for returning all property belonging to the Company by August 31, 2017.  You may retain your laptop, phone and phone number. The Company will have no responsibility for any phone, data or other service charges relating to the laptop or phone after August 31, 2017.

17.
Transition Responsibilities: This separation package is predicated on your compliance with the terms of this Agreement, including its Release provisions and your agreeing to carry out your responsibilities satisfactorily to ensure a smooth transition of all projects through your last day of employment and through your advisory term.

18.
Non-Competition:  In consideration of the payments set forth in paragraphs 2, 4 and 5, other consideration as provided herein and other good and valuable consideration, to which you otherwise would not be entitled, you again represent and agree that you will comply with the following terms and conditions:

For a period of nine (9) months following your termination of employment, you agree that you shall not directly or indirectly own any interest in, manage, control, participate in, consult with, or render services for any company or individual that competes with Wiley.

 For a period of one year following your termination of employment, you agree that you shall not directly, or indirectly through another entity, (i) induce or attempt to induce any employee of Wiley or any affiliate to leave the employ of Wiley or such affiliate, or in any way interfere with the relationship between Wiley or any affiliate and any employee thereof; (ii) hire any person who was an employee of Wiley or any affiliate at any time during your employment with Wiley; or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Wiley or any affiliate to cease doing business with Wiley or such affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or business relation and Wiley or any affiliate (including, without limitation, making any negative statements or communications about Wiley or its affiliates).

19.
General Release: In consideration of the payment set forth in paragraph 2, other consideration as provided herein and other good and valuable consideration, to which you otherwise would not be entitled, and in full and final settlement of all claims and amounts that you may have the right to receive from John Wiley & Sons, Inc. or its subsidiaries, under any applicable laws, you, on behalf of yourself, your heirs, administrators and assigns and all persons claiming by, through or under them, hereby release and forever discharge John Wiley & Sons, Inc., and each of their owners, affiliates, subsidiaries, partners, stockholders, and their officers, attorneys, directors, employees, agents, representatives, predecessors, successors and assigns, individually, and their heirs, executors, successors and assigns (collectively, the "Releasees") from any and all past and present claims, demands, obligations, actions, causes of action, damages, costs, debts, liabilities, expenses and compensation of any nature whatsoever, whether known or unknown, foreseen or unforeseen, suspected or unsuspected that you as Releasor had, now have or in the future may or could have against Releasees, including but not limited to those arising under any and all applicable laws, in connection with any rights, claims in law or equity for wrongful or abusive discharge, whistleblowing, discriminatory, or retaliatory treatment under any local, state or federal law, including but not limited to, the Age Discrimination in Employment Act of 1967, ("ADEA"), the Civil Rights Acts of 1866, 1964 and 1991, the Employee Retirement Income Security Act of 1974, the Older Worker Benefits Protection Act of 1990, the Worker Adjustment Retraining and Notification Act, the Americans with Disabilities Act, the Fair Labor Standards Act, The New Jersey Law Against Discrimination, The New Jersey Conscientious Employee Protection Act, California Fair Employment and Housing Act, Colorado Anti-Discrimination Act, Florida Civil Rights Act, Illinois Human Rights Act, Indiana Civil Rights Law, Massachusetts Fair Employment Practices Law, personal injury, defamation, mental anguish, breach of contract, injury to health and personal reputation and any other claim of any nature whatsoever relating to or in connection with your employment with John Wiley & Sons, Inc. or its subsidiaries, the termination of your employment, rights, payments and benefits under any employment arrangements, or agreements, any qualified or nonqualified plans, vacation pay, health and other benefits except as otherwise provided you in this Agreement, and excluding any claims by you to enforce your rights under this Agreement.  The provisions of any law that provide in substance that a release shall not extend to unknown or unsuspected claims at the time of execution of this release are, to the extent permitted by law, hereby waived.

20.
Acknowledgment of Receipt of Agreement/Revocation: You acknowledge receiving this Agreement on the date indicated above and that you have up to 45 days from that date to consider the terms of this Agreement. This Agreement is revocable by you for seven (7) days after it is signed by you. This Agreement shall not be effective or enforceable until the period for revocation has expired. If revoked, such notice of revocation shall be submitted by you, in writing, to me no later than the close of business on the seventh (7th) day following the date you originally sign this Agreement.

21.
Waiver of Age Discrimination: You understand and agree that, among other possible rights or claims herein waived or released by you, (i) you are, in particular, waiving rights and claims for age discrimination, including claims under state, federal law, and those based on Age Discrimination in Employment Act ("ADEA") in exchange for the payments and other consideration described above that are not otherwise due you: and (ii) you are not waiving rights or claims for age discrimination that may arise after the effective date of this Agreement.

22.
Your Right to Consult with an Attorney: You acknowledge that you have been advised of your right to consult with an attorney prior to signing this Agreement and that sufficient opportunity has been made available to you to consult with an attorney.

23.
Entire Agreement: This Agreement sets forth your full and complete rights, payments and benefits and represents the entire agreement between the parties, superseding all other agreements and commitments whether oral or written.  You acknowledge that you are not relying upon any representations or statements, written or oral, made by or on behalf of the Company not set forth herein.

24.
Applicable Law: This Agreement shall be construed in accordance with New York law without regard to such State's conflict of law rules. Any dispute arising from or related to this Agreement shall be brought exclusively before the courts located in the State and County of New York.

25.
Non-Admission: Nothing in this Agreement is intended to be nor shall be deemed to be an admission of liability by any party, or an admission of the existence of any facts upon which liability could be based.

26.
Voluntary and Knowing Action: You acknowledge that you have read this document, and that you understand its meaning.  You acknowledge that you agree to the terms of this Agreement and Release voluntarily and with full knowledge of its implications.

       John Wiley & Sons, Inc.

___/s/ Mark Allin________________ By: ____/s/ Archana Singh_________
Mark Allin                                          Archana Singh
                                              Executive Vice President
       and Chief Human Resources Officer

 June 21, 2017___________________ July 6, 2017_________________   __
Date                Date